Ford Retail Sales Grow 6.5 Percent From Last Month Due To Production and Inventory Improvements; 41,000 New Retail Orders, Up 4-Fold; F-Series Has Best Performance Since Semiconductor Chip Shortage Began, Up 11 Percent From July; F-150 Lightning Tops 130,000 Reservations

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August 2021 SALES

	Total Vehicle	Truck	SUV	Car
Total U.S. Sales	**124,176**	**73,610**	**48,197**	**2,369**
Total Sales vs. Aug. 2020	-33.1%	-29.4%	-25.3%	-86.0%
Retail Sales vs. Aug. 2020	-39.6%	-35.7%	-30.4%	-84.6%

HIGHLIGHTS

- **Retail orders continue to expand, spring-loading Ford for future growth.** August retail orders produced an additional 41,000 new orders – 4 times greater than a year ago. 30 percent of retail sales in August were directly filling customer orders. This compared to just 6 percent from the same time last year. Ford's total order bank at the end of August stands at 52,000 vehicles.
- **With August improvements in production and inventory, relative to July, Ford's retail sales increased 6.5 percent.** Ford's production output expanded 79.8 percent relative to July, while inventory was up 34.4 percent. This added an additional 54,900 vehicles to stock levels, bringing the total to 214,500 vehicles in gross stock.
- **With the transition of Ford's product lineup from cars to more AWD/4X4 and higher trim series trucks and SUVs,** average transaction pricing hit a new record of approximately $50,800 per vehicle – a $9,700 increase over last year.
- **With Ford's successful lineup of new truck and SUV products and a richer series mix,** Ford's incentive spending as a percentage of average transaction pricing is the lowest of its major competitors at just 3.2 percent. This is down more than 7 points compared to year ago and a full point lower than the overall industry average.
- **F-Series sales showed a strong expansion month-over-month with production increases in August compared to July.** F-Series August sales totaled 57,321, a retail increase of 11 percent compared to July. **Ford's fully electric F-150 Lightning reservations have now crossed the 130,000 mark.**
- **Ford's electrified vehicles set a new August sales record.** Electrified vehicle sales were up 67.3 percent over last year for a total of 8,756 vehicles. Electrified vehicles are bringing in new customers to Ford at a rate that is more than 8 points higher than Ford's overall conquest rate.
- **Ford advances as one of the industry's connected vehicle leaders.** Ford now leads the industry with 91 percent of owners using the FordPass mobile app, well above a 66 percent industry average.

"Retail sales increased 6.5 percent in August relative to July, as production and dealer inventories showed monthly gains. Nearly a third of our retail sales came from presold orders last month, while adding an additional 41,000 new orders for the month. With improved availability, F-Series retail sales expanded 11 percent relative to July giving Ford its best F-Series sales month since the chip shortage began, and F-150 Lightning has now surpassed 130,000 reservations."
– Andrew Frick, vice president, Ford Sales U.S. and Canada

MUST-HAVE PRODUCTS



Ford Commercial

Sales of Ford's commercial vehicles expanded 16.5 percent in August over July. Strong month over month growth came from America's best-selling van lineup increasing 10.4 percent, as Ford prepares for the future of commercial with E-Transit. E-Transit has over 24,000 reservations.



Ford Trucks

The new Ford Maverick has pushed past 100,000 reservations, with strong demand coming out of California, Texas and Florida. On stronger production, **F-Series expanded its lead as America's best-selling truck for the year** by 17,064 in August relative to July. Year-to-date, F-Series has a lead of 76,572 over its second-place competitor. New F-150s are now shipping to customers with available Ford BlueCruise hands-free driver assist technology. **Raptor and Tremor off-road models are now shipping to dealers.**



Ford SUVs

August sales of Bronco and Bronco Sport were up 69.1 percent relative to July with total sales of 9,428. Ford's overall AWD/4WD mix of SUVs in August was 73.0 percent, representing a new record. With the addition of Bronco and higher-content SUVs, Ford's SUV transaction pricing in August hit a record of $41,700 per SUV, up $6,200 over last year.



Ford Performance

Mustang Mach-Es continue to turn quickly on dealer lots with the first Mustang Mach-E GTs already sold in August. Mustang Mach-Es are now shipping with available **Ford BlueCruise hands-free driver assist technology.**



Lincoln SUVs

Lincoln's production and inventory both improved over July, with over 4,000 Lincolns in transit heading into September. This is over a 70 percent increase of in-transit vehicles compared to last month. Lincoln's overall retail sales were up 21.6 percent compared to July. Lincoln's new Nautilus was up 83.4 percent at retail compared to July, while Corsair was up 43.5 percent. Transaction pricing for Lincoln continued to expand, averaging $58,900 in August. This is up $8,600 over last year.

About Ford Motor Company

Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford designs, manufactures, markets and services a full line of connected, increasingly electrified passenger and commercial vehicles: Ford trucks, utility vehicles, vans and cars, and Lincoln luxury vehicles. The company is pursuing leadership positions in electrification, connected vehicle services and mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 182,000 people worldwide. More information about the company, its products and Ford Motor Credit Company is available at corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.